CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$6,324,460	$352.90

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $195,827.08 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $352.90 offset against the registration fee due for this offering and of which $195,474.18 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

June 2009

Pricing Supplement No. 219 Registration Statement No. 333-155535 Dated June 23, 2009 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011
Buffered Performance Leveraged Upside SecuritiesSM

Buffered PLUS are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, provide only a minimum payment of 10% of principal at maturity and have the terms described in the accompanying product supplement no. MS-2-A-I, the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. At maturity, if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying assets, subject to the maximum payment at maturity. At maturity, if the assets have depreciated in value and (i) if the closing price of the assets have not declined by more than the buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing price of the assets have declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to a minimum payment at maturity. All payments on the Buffered PLUS are subject to the credit risk of JPMorgan Chase & Co.

FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	June 30, 2011, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.
ETF shares:	Shares of the iShares® MSCI EAFE Index Fund
Underlying index:	MSCI EAFE® Index
Aggregate principal amount:	$6,324,460
Payment at maturity:	If final share price is greater than initial share price, for each $10 principal amount Buffered PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final share price is equal to initial share price or less than initial share price but has decreased from initial share price by an amount less than or equal to the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,
$10
If final share price is less than initial share price and has decreased from initial share price by an amount greater than the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Share percent increase:	(final share price – initial share price) / initial share price
Initial share price:	$45.06, the closing price of one ETF Share on the pricing date, divided by the adjustment factor.
Final share price:	The closing price of one ETF Share on the valuation date
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes – Anti-Dilution Adjustments” in the accompanying product supplement no. MS-2-A-I.
Valuation date:	June 28, 2011, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Share performance factor:	final share price / initial share price
Maximum payment at maturity:	$13.40 (134.00% of the stated principal amount) per Buffered PLUS
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (see “Commissions and Issue Price” below)
Pricing date:	June 23, 2009
Original issue date:	June 30, 2009 (5 business days after the pricing date)
CUSIP:	46625H282
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Commissions and issue price:	Price to Public(1)(2)	Fees and Commissions(2)(3)	Proceeds to Company
Per Buffered PLUS
	$10	$0.225	$9.775
Total
	$6,324,460	$142,300.35	$6,182,159.65

(1)	The price to the public includes the estimated cost of hedging our obligations under the Buffered PLUS through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on PS-17 of the accompanying product supplement no. MS-2-A-I.

(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per Buffered PLUS. Please see “Syndicate Information” on page 3 for further details.

(3)	JPMSI, acting as agent for JPMorgan Chase & Co., received a commission of $0.225 per $10 stated principal amount Buffered PLUS and used all of that commission to allow selling concessions to Morgan Stanley & Co. Incorporated (“MS & Co.”). See “Underwriting” beginning on page PS-43 of the accompanying product supplement no. MS-2-A-I.

Investing in the Buffered PLUS involves a number of risks. See “Risk Factors” on page PS-7 of the accompanying product supplement no. MS-2-A-I and “Risk Factors” beginning on page 6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Buffered PLUS or passed upon the accuracy or the adequacy of this document or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Buffered PLUS are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. MS-2-A-I, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Product supplement no. MS-2-A-I dated March 2, 2009: http://idea.sec.gov/Archives/edgar/data/19617/000089109209000921/e34698_424b2.pdf
Prospectus supplement dated November 21, 2008: http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
Prospectus dated November 21, 2008:
http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity (other than the minimum payment at maturity described below) and have the terms described in product supplement no. MS-2-A-I, the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one ETF Share on the valuation date. Subject to JPMorgan’s ability to pay any amounts due on the Buffered PLUS, under no circumstances will the payment at maturity on the Buffered PLUS be less than $1.00 per Buffered PLUS. The Buffered PLUS are senior notes issued as part of JPMorgan Chase & Co.’s Series E Medium-Term Notes program. All payments on the Buffered PLUS are subject to the credit risk of JPMorgan Chase & Co.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
June 23, 2009	June 30, 2009 (5 business days after the pricing date)	June 30, 2011, subject to postponement due to a market disruption event and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-2-A-I.
Key Terms
Issuer:	JPMorgan Chase & Co.
ETF shares:	Shares of the iShares® MSCI EAFE Index Fund
Underlying index publisher:	MSCI Inc. (“MSCI”)
Issue price:	$10 per Buffered PLUS (see “Syndicate Information” on page 3)
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Interest:	None
Payment at maturity:	If final share price is greater than initial share price, for each $10 principal amount Buffered PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If final share price is equal to initial share price or less than initial share price but has decreased from initial share price by an amount less than or equal to the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,
$10
If final share price is less than initial share price and has decreased from initial share price by an amount greater than the buffer amount of 10%, for each $10 stated principal amount Buffered PLUS,
($10 x share performance factor) + $1.00
This amount will be less than the stated principal amount of $10 per Buffered PLUS. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity
Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	200%
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount)
Share performance factor:	final share price / initial share price
Initial share price:	$45.06, the closing price of one ETF Share on the pricing date as published on Bloomberg under the ticker symbol “EFA” or any successor symbol, divided by the adjustment factor.
Final share price:	The closing price of one ETF Share on the valuation date as published on Bloomberg under the ticker symbol “EFA” or any successor symbol.
Adjustment factor:	Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of Notes –- Anti-Dilution Adjustments” in the accompanying product supplement no. MS-2-A-I.
Valuation date:	June 28, 2011, subject to adjustment for certain market disruption events.
Share percent increase:	(final share price – initial share price) / initial share price
Maximum payment at maturity:	$13.40 (134.00% of the stated principal amount) per Buffered PLUS
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed until the third business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page 6.

June 2009	Page 2

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	46625H282
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:

You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-2-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, your Buffered PLUS should be treated as “open transactions” for U.S. federal income tax purposes that, subject to the discussion of the “constructive ownership” rules in the following sentence, generate long- term capital gain or loss if held for more than one year. The Buffered PLUS may be treated as subject to the constructive ownership rules of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case any gain recognized in respect of the Buffered PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Buffered PLUS’s term. Our tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Buffered PLUS. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the discussion in “Risk Factors – Other Risk Factors – The tax consequences of an investment in the Buffered PLUS are unclear” in this document and the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of Buffered PLUS.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	J.P. Morgan Securities Inc. (“JPMSI”)
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Buffered PLUS.

For further information on our use of proceeds and hedging, see “Use of Proceeds” in the accompanying product supplement no. MS-2-A-I.

ERISA:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-2-A-I.
Contact:

Morgan Stanley clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).

Syndicate Information
Issue price of the Buffered PLUS	Commissions	Principal amount of Buffered PLUS for any single investor
$10.00000	$0.22500	<$999K
$9.96250	$0.18750	$1MM-$2.99MM
$9.94375	$0.16875	$3MM-$4.99MM
$9.92500	$0.15000	≥$5MM

This pricing supplement represents a summary of the terms and conditions of the Buffered PLUS. We encourage you to read the accompanying product supplement no. MS-2-A-I, the prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

June 2009	Page 3

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$13.40 (134.00% of the stated principal amount) per Buffered PLUS
Minimum payment at maturity:	$1.00 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

  If the final share price is greater than the initial share price, then investors receive the $10 stated principal amount plus 200% of the appreciation of the closing price of one ETF Share over the term of the Buffered PLUS, subject to the maximum payment at maturity. In the payoff diagram, an investor will realize the maximum payment at maturity at a final share price of 117% of the initial share price.

    If the closing price of one ETF Share increases from the initial share price by 5%, the investor would receive a 10% return, or $11.00.

    If the closing price of one ETF Share increases from the initial share price by 40%, the investor would receive only the maximum payment at maturity of $13.40, or 134.00% of the stated principal amount, per Buffered PLUS.

  If the closing price of one ETF Share is equal to the initial share price or less than the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%, the investor will receive the stated principal amount of $10.

  If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 10%, the investor would receive an amount that is less than the $10 stated principal amount, by an amount proportionate to the decline, plus the buffer amount of 10%. The minimum payment at maturity is $1.00 per Buffered PLUS.

    If the closing price of one ETF Share declines, as compared to the initial share price, by 30%, the investor would lose 20% of their principal and receive only $8.00 at maturity, or 80% of the stated principal amount.
June 2009	Page 4

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of Buffered PLUS that they hold an amount in cash based upon the final share price, determined as follows:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment:

subject to the maximum payment at maturity for each Buffered PLUS,

If the final share price is equal to the initial share price or is less than the initial share price, but has decreased from the initial share price by an amount less than or equal to the buffer amount of 10%:

the stated principal amount of $10

If the final share price is less than the initial share price and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10 x share performance factor) + $1.00

Because the share performance factor will be less than 0.90, this payment at maturity will be less than $10.

Under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS.

June 2009	Page 5

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. MS-2-A-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

  Buffered PLUS do not pay interest and you could lose up to 90% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to the credit risk of JPMorgan Chase & Co. If the final share price is less than 90% of the initial share price, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the $10 stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing price of one ETF Share from the initial share price, plus $1.00 per Buffered PLUS. Accordingly, you could lose up to 90% of your principal.

  Appreciation potential is limited to the maximum payment at maturity. The appreciation potential of Buffered PLUS is limited by the maximum payment at maturity of $13.40 (134.00% of the stated principal amount) per Buffered PLUS. Although the leverage factor provides 200% exposure to any increase in the final share price as compared to the initial share price at maturity, because the payment at maturity will be limited to 134.00% of the stated principal amount for the Buffered PLUS, the percentage exposure provided by the leverage factor is progressively reduced as the final share price exceeds 117% of the initial share price.

  The Buffered PLUS are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Buffered PLUS at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Buffered PLUS.

  The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the estimated cost of hedging the issuer’s obligations under the Buffered PLUS. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of dealer discounts, mark-ups or other transaction costs. The Buffered PLUS are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Buffered PLUS to maturity.

  Market price influenced by many unpredictable factors. Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which JPMSI may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the closing price and expected volatility of the ETF Shares, interest and yield rates, time remaining to maturity, the dividend rate of common stocks underlying the ETF Shares, interest rates generally, geopolitical conditions and economic, the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies in which securities underlying the ETF Shares are traded and the correlation between that rate and the prices of ETF Shares, the occurrence of certain events to the ETF Shares that may or may not require an adjustment to the adjustment factor, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

  No interest or dividend payments or voting rights. Investing in the Buffered PLUS is not equivalent to investing in the ETF Shares or the stocks underlying the ETF Shares. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the ETF Shares or the stocks that are underlying the ETF Shares.

June 2009	Page 6

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

  Adjustments to the shares underlying the ETF Shares or to the MSCI EAFE® Index could adversely affect the value of the Buffered PLUS. Barclays Global Fund Advisors (“BGFA”) is the investment adviser to the ETF Shares, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE® Index. MSCI Inc. (“MSCI”) is responsible for designing and maintaining the MSCI EAFE® Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE® Index or make other methodological changes that could change the value of the MSCI EAFE Index® . Pursuant to an investment strategy or otherwise, BGFA may add, delete or substitute the stocks underlying the ETF Shares. Any of these actions could adversely affect the price of the ETF Shares and, consequently, the value of the Buffered PLUS.

Risks Relating to the ETF Shares

  There are risks associated with the ETF Shares: Although the ETF Shares are listed for trading on the NYSE Arca, Inc. and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the ETF Shares or that there will be liquidity in the trading market. In addition, Barclays Global Fund Advisors, which we refer to as BGFA, is the ETF Shares’ investment adviser. The ETF Shares are subject to management risk, which is the risk that the BGFA’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, BGFA may select up to 10% of the ETF Shares’ assets to be invested in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the Underlying Index. Any of such action could adversely affect the market price of the ETF Shares, and consequently, the value of the Notes.

  No affiliation with the ETF Shares: To our knowledge, we are not currently affiliated with any issuers of the stocks underlying the ETF Shares. We assume no responsibility for the adequacy of the information about the ETF Shares and the Underlying Index contained in this pricing supplement or in product supplement no. MS-2-A-I. You should make your own investigation into the ETF Shares and the Underlying Index. We are not responsible for the ETF Shares’ public disclosure of information, whether contained in SEC filings or otherwise.

  Differences between the ETF Shares and the Underlying Index: The ETF Shares do not fully replicate the Underlying Index, may hold securities not included in the Underlying Index and their performance will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index, all of which may lead to a lack of correlation between the ETF Shares and the Underlying Index. In addition, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the variance between the ETF Shares and the Underlying Index. Finally, because the ETF Shares are traded on the NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of one ETF Share may differ from the net asset value per ETF Share. For all of the foregoing reasons, the performance of the ETF Shares may not correlate with the performance of the Underlying Index.

  The Buffered PLUS are subject to currency exchange risk: Because the prices of the equity securities underlying the ETF Shares are converted into U.S. dollars for the purposes of calculating the net asset value of the ETF Shares, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to the currencies in which securities underlying the ETF Shares are traded. Your net exposure will depend on the extent to which the currencies in which securities underlying the ETF Shares are traded strengthen or weaken against the U.S. dollar. If the U.S. dollar strengthens against the currencies in which securities underlying the ETF Shares are traded, the net asset value of the ETF Shares will be adversely affected and the amount we pay you at maturity, if any, may be reduced.

  Non-U.S. securities risk: The equity securities that compose the ETF Shares have been issued by non- U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non- U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

June 2009	Page 7

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

  Owning the Buffered PLUS is not the same as owning the ETF Shares: Owning the Buffered PLUS is not the same as owning the ETF Shares. Accordingly, changes in the closing price of one ETF Share may not result in a comparable change of the market value of the Buffered PLUS. If the closing price of one ETF Share on any trading day increases above the initial share price, the value of the Buffered PLUS may not increase comparably, if at all. It is possible for the closing price of the ETF Shares to increase moderately while the value of the Buffered PLUS declines.

Other Risk Factors

  The anti-dilution protection for the ETF Shares is limited. The calculation agent will make adjustments to the adjustment factor for certain events affecting the ETF Shares. However, the calculation agent will not make an adjustment in response to all events that could affect the ETF Shares. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Buffered PLUS may be materially and adversely affected.

  Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The calculation agent will determine the initial share price and the final share price, and will calculate the amount of payment you will receive at maturity. Determinations made by the calculation agent, including with respect to the occurrence or non- occurrence of market disruption events, the selection of a successor to the ETF Shares or calculation of the final share price in the event of a discontinuance of the ETF Shares, and any anti-dilution adjustments, may affect the payout to you at maturity.

  Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Buffered PLUS on or prior to the pricing date could potentially have affected the initial share price and, therefore, could potentially have increased the level that the final share price must reach before you receive a payment at maturity that exceeds the issue price of the Buffered PLUS. Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the final share price and, accordingly, the amount of cash an investor will receive at maturity.

  Secondary trading may be limited. The Buffered PLUS will not be listed on a securities exchange. There may be little or no secondary market for the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. JPMSI may act as a market maker for the Buffered PLUS, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which JPMSI is willing to buy the Buffered PLUS. If at any time JPMSI or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the Buffered PLUS.

  Potential adverse economic interests of the calculation agent and the issuer. We and our affiliates play a variety of roles in connection with the issuance of the Buffered PLUS, including acting as calculation agent and hedging our obligations under the Buffered PLUS. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS. The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying index and, as a result, could decrease the amount an investor may receive on the Buffered PLUS at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially have affected the initial share price and, therefore, could potentially have increased the level which the final share price must reach before an investor receives a payment at maturity that exceeds the issue price of the Buffered PLUS.
  Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing price of one ETF Share on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

  The tax consequences of an investment in the Buffered PLUS are unclear. There is no direct legal authority as to the proper U.S. federal income tax characterization of the Buffered PLUS, and we do not intend to request a ruling from the IRS regarding the Buffered PLUS. No assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the Buffered PLUS described in “Fact Sheet — General Information — Tax considerations” in this document and in “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-2-A-I. If the IRS were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS could differ materially and adversely from our description herein. Even if the characterization of the Buffered PLUS is respected, the IRS may assert that the Buffered PLUS constitute “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Buffered PLUS that would otherwise be long-term capital gain and that is in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and an interest charge would apply as if that income had accrued for tax purposes at a constant yield over the Buffered PLUS’s term. Our tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Buffered PLUS. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Buffered PLUS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-2-A-I and consult your tax adviser regarding your particular circumstances.
June 2009	Page 9

Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

Information about the ETF Shares and the Underlying Index

The iShares® MSCI EAFE Index Fund. The iShares® MSCI EAFE Index Fund is an exchange-traded fund managed by iShares® Trust (“iShares”), a registered investment company. iShares consists of numerous separate investment portfolios, including the iShares® MSCI EAFE Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®. Information provided to or filed with the SEC by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to the SEC file numbers 033-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Buffered PLUS offered hereby and does not relate to the shares underlying the ETF Shares. We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares underlying the ETF Shares (and therefore the price of the shares underlying the ETF Shares at the time we priced the Buffered PLUS) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the trading prices of the Buffered PLUS.

We and/or our affiliates may presently or from time to time engage in business with iShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the ETF Shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws. As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in securities linked to the ETF Shares.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”). The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The MSCI EAFE® Index. The MSCI EAFE Index is calculated, published and disseminated daily by MSCI Inc., or MSCI®, and comprises the equity securities underlying the MSCI indices of 21 selected countries in Europe and Asia, as well as Australia and New Zealand. The MSCI EAFE® Index is described under the heading “The MSCI EAFE® Index” in the accompanying product supplement no. MS-2-A-I.

License Agreement between MSCI and J.P. Morgan Securities Inc. We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the MSCI EAFE® Index, which is owned and published by MSCI, in connection with certain securities, including the Buffered PLUS. See “The iShares® MSCI EAFE Index Fund — License Agreement with MSCI” in the accompanying product supplement no. MS-2-A-I.

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Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the ETF Shares for each quarter in the period from January 2, 2004 through June 23, 2009. The closing price of one ETF Share on June 23, 2009 was $45.06. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing prices of one ETF Share should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one ETF Share on the valuation date.

iShares® MSCI EAFE Index Fund	High ($)	Low ($)	Period End ($)
2004
First Quarter	48.10	45.12	47.20
Second Quarter	48.10	43.38	47.67
Third Quarter	47.40	44.47	47.13
Fourth Quarter	53.42	47.13	53.42
2005
First Quarter	55.25	51.26	52.96
Second Quarter	53.83	51.28	52.39
Third Quarter	53.48	51.95	58.10
Fourth Quarter	60.94	54.72	59.43
2006
First Quarter	65.38	60.33	64.92
Second Quarter	70.58	59.46	65.39
Third Quarter	68.36	61.70	67.75
Fourth Quarter	74.33	67.94	73.22
2007
First Quarter	76.72	70.90	76.26
Second Quarter	81.78	76.50	80.77
Third Quarter	83.62	73.94	82.59
Fourth Quarter	86.10	78.24	78.50
2008
First Quarter	78.35	68.34	71.90
Second Quarter	78.52	68.08	68.67
Third Quarter	68.00	53.08	56.30
Fourth Quarter	55.88	35.73	44.86
2009
First Quarter	45.44	31.69	37.59
Second Quarter (through June 23, 2009)	49.04	38.57	45.06

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Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

Supplemental Plan of Distribution

We expect that delivery of the Buffered PLUS will be made against payment for the Buffered PLUS on or about the original issue date set forth on the front cover of this pricing supplement, which will be the fifth business day following the pricing date of the Buffered PLUS (this settlement cycle being referred to as T+5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS on the pricing date or the succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Subject to regulatory constraints, JPMSI intends to use its reasonable efforts to offer to purchase the Buffered PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Buffered PLUS and JPMSI and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds” beginning on page PS-17 of the accompanying product supplement no. MS-2-A-I.

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Buffered PLUS Based on the Value of the iShares® MSCI EAFE Index Fund due June 30, 2011 Buffered Performance Leveraged Upside SecuritiesSM

Where You Can Find More Information

You should read this document together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these Buffered PLUS are a part, and the more detailed information contained in product supplement no. MS-2-A-I dated March 2, 2009.

This document, together with the documents listed below, contains the terms of the Buffered PLUS, supplements the Preliminary Terms related hereto dated May 22, 2009 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-2-A-I, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. MS-2-A-I dated March 2, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000921/e34698_424b2.pdf
  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf
  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” or “our” refers to JPMorgan Chase & Co.

“Buffered Performance Leveraged Upside SecuritiesSM” and “Buffered PLUSSM” are service marks of Morgan Stanley.

June 2009	Page 13